Exhibit 99.2 — Shareholder Letter

November 9, 2017	Third Quarter 2017
Shareholders Report

Dear Fellow Shareholder,

Enclosed please find our quarterly shareholder report summarizing our Company’s financial performance for the three and nine months ended September 30, 2017, and highlighting the progress we are making in executing on our strategy to deliver long-term profitable growth and generate returns for our investors.  The third quarter financial results were highlighted by reported net income of $1.3 million, or $0.20 per diluted share, a 98.38% increase from $680,000, or $0.11 per diluted share, in the prior year period. For the year to date period, net income increased by $697,000 over the prior year, to $3.7 million.

We are pleased with our 5% year to date growth in net loans.  Our focus on the attractive Northern New Jersey and metro-New York markets and the experience of our management team in terms of cultivating relationships has enabled us to continue to grow our commercial loan portfolio by $56 million year to date. The Bank remains disciplined in requiring customer deposits as part of the total commercial relationship which should increase DDA and lower our cost of funds in this highly competitive market.  Core deposit growth is critical to our ability to lower our cost of funds, and at the same time enables us to manage the effects of seasonal municipal deposit fluctuations related to real estate tax inflows and payments.  Our total deposits increased approximately $10 million in the third quarter and increased $58 million year to date, driven by our CD promotions and free business and personal checking.

We are capitalizing on growth opportunities, and pleased with the progress we’ve made in strengthening our infrastructure. Our third quarter performance is indicative of our defined strategy aimed at growing commercial loan and deposit relationships, and lowering cost of funds, while at the same time controlling expenses, improving asset quality and risk management.

Third Quarter 2017 Highlights

•            Total assets of the Company increased by 6.74% to $877.9 million at September 30, 2017, from $822.4 million at December 31, 2016.

•            Total loans were $693.6 million at September 30, 2017, up $33.0 million, or 5.00% from the December 31, 2016 balance of $660.6 million.

•            No provision for loan loss was recognized for the three months ended September 30, 2017 compared to a provision of $1.12 million for the three months ended September 30, 2016.

•            Total deposits were $776.5 million at September 30, 2017, up $58.5 million, or 8.14% from the December 31, 2016 balance of $718.0 million.

All share and per share data reported in this letter have been adjusted for a 5% stock dividend declared on June 26, 2017.

Following please find further detail on our financial results.   We look forward to 2018, as we plan for continued growth, expanding relationships and community involvement.  Until then, we wish you and your families a happy, healthy holiday season.

Very truly yours,

Gerald A. Calabrese, Jr.	Nancy E. Graves
Chairman of the Board	President and Chief Executive Officer

	Period Ended
	September 30, 2017	December 31, 2016
Loan Composition
Commercial Real Estate	$548,369	$492,296
Residential Mortgages	67,045	78,961
Commercial and Industrial	24,292	30,259
Home Equity	53,595	58,399
Consumer	325	656
Total Loans	693,626	660,571
Deferred Loan Fees and Costs, net	(743)	(586)
Allowance for Loan Losses	(7,985)	(8,287)
Net Loans	$684,898	$651,698

Deposit Composition
Noninterest-Bearing Demand Deposits	$142,227	$137,564
Savings and Interest-Bearing Transaction Accounts	297,265	287,682
Time Deposits	336,963	292,742
Total Deposits	$776,455	$717,988

Third Quarter and Nine Months Ended September 30, 2017 Financial Review

Net Income

Net income for the third quarter of 2017 was $1.3 million compared to $680,000 for the third quarter of 2016, an increase of $669,000, or 98.4%. Net income for the nine months ended September 30, 2017 was approximately $3.7 million or $0.57 per diluted share, compared to $3.0 million or $0.48 per diluted share, for the nine months ended September 30, 2016, an increase of 23.2%. The increase in net income for the three and nine month periods ended September 30, 2017 compared to the same periods in 2016 was primarily due to the provision for loan losses recognized by the Company in 2016, while the Company did not recognize any provisions in 2017.

Net Interest Income

For the three month period ended September 30, 2017, net interest income increased by $91,000 or 1.5% versus the same period last year. Interest income increased by $305,000 for the three months ended September 30, 2017 as compared to the corresponding period last year. This increase in interest income was primarily due to growth in cash balances.

Total interest expense increased by $214,000 in the third quarter of 2017 to $1.9 million compared to $1.7 million in the prior year. The increase in interest expense was due to higher average deposit balances coupled with higher interest rates.  Interest on borrowed funds decreased by $50,000 due to declining balances of borrowed funds.

For the nine months ended September 30, 2017, net interest income was constant at $18.5 million compared to the nine months ended September 30, 2016.  A decrease in interest income from loans of $156,000 was offset by an increase in interest income from Federal Funds and other interest earning deposits and securities of $522,000 and $42,000, respectively.  Total interest expense increased by $336,000 for the nine months ended September 30, 2017 from the nine months ended September 30, 2016.

Provision for Loan Losses

The Company recognized no provision for loan losses for the three and nine months ended September 30, 2017 compared to provision of $1.12 and $1.57 million the three and nine months ended September 30, 2016, respectively. The provisions in 2016 were mainly due to a provision recognized in the third quarter of 2016 related to a single credit.  The allowance for loan losses to total loans was 1.15% as of the end of the third quarter of 2017.

Non-Interest Expense

Non-interest expense was $4.2 million during the third quarter of 2017, consistent with the third quarter of 2016. During the nine months ended September 30, 2017, non-interest expense was $13.0 million, $385,000 greater than the same period last year. The increase in non-interest expense in the nine month period primarily reflects an increase in salaries and employee benefits costs associated with health insurance premium increases and a new 401(k) plan with a safe harbor match and an increase in professional fees mainly attributable to non-recurring consulting fees for the completion of loan system enhancements.  The change in non-interest expense also reflects non-recurring charges of $220,000 in the nine months ended September 30, 2016.

Financial Condition

At September 30, 2017, the Company and Bank maintained capital ratios that were in excess of regulatory standards for well capitalized institutions. The Company’s and Bank’s Tier 1 capital to average assets ratio was 9.63%, its common equity Tier 1 capital and Tier 1 capital to risk weighted assets, each, was 11.33 % and its total capital to risk weighted assets ratio was 12.45%.

Total consolidated assets increased by $55.4 million, or 6.74%, from $822.4 million at December 31, 2016 to $877.9 million at September 30, 2017.

Total cash and cash equivalents increased from $77.0 million at December 31, 2016 to $104.4 million at September 30, 2017, an increase of $27.4 million. The change in cash is mainly due to the increase in deposit account balances, pending redeployment into interest earning assets.

Loans receivable, or “total loans,” increased from $660.6 million at December 31, 2016 to $693.6 million at September 30, 2017, an increase of approximately $33.0 million, or 5.00%.

Total deposits grew by $58.5 million to $776.5 million at September 30, 2017, from $718.0 million at December 31, 2016, attributable to successful deposit campaigns.

Loan Quality

At September 30, 2017 the Bank had non-accrual loans of $16.9 million. Included in this total are $10.4 million in Troubled Debt Restructured Loans (“TDR”). At year-end 2016, non-accrual loans totaled $18.8 million. The decrease in non-accrual loans reflects payoffs of two credits with outstanding balances totaling of $1.3 million associated with a former Director and a sale of one credit totaling $302,000.  Accruing loans delinquent greater than 30 days were $5.0 million as of September 30, 2017, compared to $4.3 million at December 31, 2016.

About the Company

Founded in 2006, Bancorp of New Jersey is the holding company for Bank of New Jersey, which provides traditional commercial and consumer banking products and services. The Bank’s corporate office is in Englewood Cliffs and currently has 9 branch offices located in Fort Lee, Hackensack, Haworth, Harrington Park, Englewood, Cliffside Park, and Woodcliff Lake. For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-720-3201. If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net.

Forward-Looking Statements This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements. These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from those expected or implied by such forward-looking statements. Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements are included in our Annual Report on Form 10-K under Item 1a — Risk Factors and in the description of our business under Item 1. Any statements made that are not historical facts should be considered to be forward-looking statements. You should not place undue reliance on any forward-looking statements. We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

BANCORP OF NEW JERSEY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except for per share data)

	For the Three Months Ended September 30,
	2017	2016
INTEREST INCOME
Loans, including fees	$7,614	$7,620
Securities	234	166
Federal funds sold and other	353	110
TOTAL INTEREST INCOME	8,201	7,896

INTEREST EXPENSE
Savings and interest bearing transaction accounts	440	385
Time deposits	1,447	1,238
Borrowed funds	62	112
TOTAL INTEREST EXPENSE	1,949	1,735

NET INTEREST INCOME	6,252	6,161
Provision for loan losses	—	1,120
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,252	5,041
NON-INTEREST INCOME
Fees and service charges	111	202
TOTAL NON-INTEREST INCOME	111	202

NON-INTEREST EXPENSE
Salaries and employee benefits	2,278	2,075
Occupancy and equipment expense	740	648
FDIC premiums and related expenses	154	278
Legal fees	145	88
Other real estate owned expenses	8	9
Professional fees	249	382
Data processing	297	312
Other expenses	359	449
TOTAL NON-INTEREST EXPENSE	4,230	4,241
Income before provision for income taxes	2,133	1,002
Income tax expense	784	322
Net income	$1,349	$680

PER SHARE OF COMMON STOCK
Basic	$0.20	$0.11
Diluted	$0.20	$0.11

BANCORP OF NEW JERSEY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except for per share data)

	For the Nine Months Ended September 30,
	2017	2016
INTEREST INCOME
Loans, including fees	$22,683	$22,839
Securities	623	581
Federal funds sold and other	833	311
TOTAL INTEREST INCOME	24,139	23,731

INTEREST EXPENSE
Savings and interest bearing transaction accounts	1,320	1,109
Time deposits	4,090	3,859
Borrowed funds	222	328
TOTAL INTEREST EXPENSE	5,632	5,296

NET INTEREST INCOME	18,507	18,435
Provision for loan losses	—	1,570
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	18,507	16,865
NON-INTEREST INCOME
Fees and service charges	341	392
TOTAL NON-INTEREST INCOME	341	392

NON-INTEREST EXPENSE
Salaries and employee benefits	6,826	6,268
Occupancy and equipment expense	2,160	1,996
FDIC premiums and related expenses	595	817
Legal fees	285	222
Other real estate owned expenses	19	81
Professional fees	982	822
Data processing	933	884
Other expenses	1,237	1,562
TOTAL NON-INTEREST EXPENSE	13,037	12,652
Income before provision for income taxes	5,811	4,605
Income tax expense	2,111	1,602
Net income	$3,700	$3,003

PER SHARE OF COMMON STOCK
Basic	$0.57	$0.48
Diluted	$0.57	$0.48

BANCORP OF NEW JERSEY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except for per share data)

	September 30, 2017	December 31, 2016
Assets
Cash and due from banks	$4,178	$2,628
Interest bearing deposits	99,737	73,896
Federal funds sold	452	452
Total cash and cash equivalents	104,367	76,976
Interest bearing time deposits	1,000	1,000
Securities available for sale	59,245	61,589
Securities held to maturity (fair value $4,411 and $7,343 at September 30, 2017 and December 31, 2016, respectively)	4,411	7,343
Restricted investment in bank stock, at cost	1,455	1,983
Loans receivable	693,626	660,571
Deferred loan fees and costs, net	(743)	(586)
Allowance for loan losses	(7,985)	(8,287)
Net loans	684,898	651,698
Premises and equipment, net	13,792	13,497
Accrued interest receivable	2,642	2,366
Other real estate owned	456	614
Other assets	5,616	5,374
Total assets	$877,882	$822,440
Liabilities and Stockholders’ Equity
LIABILITIES:
Deposits:
Noninterest-bearing demand deposits	$142,227	$137,564
Savings and interest bearing transaction accounts	297,265	287,682
Time deposits $250 and under	223,986	156,477
Time deposits over $250	112,977	136,265
Total deposits	776,455	717,988
Borrowed funds - Long Term	15,050	25,008
Accrued expenses and other liabilities	2,782	2,300
Total liabilities	794,287	745,296
Stockholders’ equity:
Common stock, no par value, authorized 20,000,000 shares; issued and outstanding 6,832,940 at September 30, 2017 and 6,316,291 at December 31, 2016	69,442	61,524
Retained earnings	14,243	15,813
Accumulated other comprehensive loss	(90)	(193)
Total stockholders’ equity	83,595	77,144
Total liabilities and stockholders’ equity	$877,882	$822,440